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                                                                   EXHIBIT 10.34


                         INSTITUTE FOR DRUG DEVELOPMENT
                               PROGRAM AGREEMENT


I.       Agreeing Parties.

         This Program Agreement is entered into by and between the CTRC RESEARCH FOUNDATION (hereinafter referred to as "CTRC Research"), and the UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT SAN ANTONIO (hereinafter referred to as "Health Science Center"). It is established pursuant to the authority of the Affiliation Agreement dated June 7, 1993, by and between the Board of Regents of the University of Texas System and the Board of Governors of the Cancer Therapy and Research Foundation of South Texas.

II.      Purpose of Agreement.

         The purpose of this Program Agreement is to specify the terms under which the agreeing parties shall collaborate in conducting research and development of drugs for the treatment of patients with cancer under the auspices of the Institute for Drug Development, a division of CTRC Research. The term "research and development" as used in this agreement shall include basic research, applied research and development, and clinical research. It is understood that no provision of this agreement is intended to contravene any rules, regulations, and/or bylaws which govern either of the Institutions. Furthermore, nothing in this agreement shall limit the right of either party to engage in such research unilaterally, or do so in collaboration with others.

III.     Services To Be Performed.

         A.      Health Science Center will:

                 (1) Provide the services of a faculty member who is acceptable to CTRC Research to serve as Director of the Institute for Drug Development under conditions and terms to be set forth in a specific contractual service agreement. Those services may include drug development research under the auspices of CTRC Research if specifically authorized in the contractual agreement. "Faculty member" is defined as a full-time paid employee of Health Science Center who holds a faculty appointment through one or more Academic Departments. If the position of Director of the Institute for Drug Development becomes vacant, and if there are no mutually acceptable candidates from the faculty of the Health Science Center, Health Science Center will initiate expeditious recruitment to employ a mutually acceptable individual for this position. This recruitment will be conducted jointly, with active participation by members of both institutions.
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                 (2)      Provide the services of other mutually agreed-upon
                 faculty research scientists, under conditions and terms to be set forth in specific contractual service agreements.

         B.      CTRC Research will:

                 (1) Provide access to the facilities, staff, and other resources of the Institute for Drug Development for all collaborative research and development activities undertaken pursuant to this agreement. Allocations of such resources for use by a Health Science Center faculty member will be subject to the written concurrence of the relevant Academic Department Chair and the Chief Operating Officer of the Institute for Drug Development.

                 (2) Provide office space, secretarial support, and laboratory facilities for use by the Director of the Institute for Drug Development.

         C. Additional services needed in the execution of this agreement may be obtained as needed on a case-by- case basis. Contractual agreements between the agreeing parties for such services are required.

         D. Nothing in this agreement or its execution shall be construed so as to negate the requirement for Health Science Center faculty members to discharge all applicable faculty responsibilities, and provide information to academic Division and Department superiors concerning all activities in which they are engaged.

IV.      Management of Grants and Study Agreements.

         A. The responsibility for soliciting, receiving, and managing any collaborative research or clinical study project will be vested in the institution furnishing the Principal Investigator ("managing party"), which shall use its own system for preparing and submitting grant/study applications and for managing awards.

         B. One or more subcontracts will be established for all work or services to be contributed by the other institution ("subcontracting party"). Unless mutually agreed otherwise, the subcontract will provide for the reimbursement of the subcontracting party's indirect costs associated with the project.

         C. For non-Federally supported clinical trials in which the Principal Investigator is a Health Science Center faculty member and the majority of the work is to be performed using CTRC Research staff and facilities, the parties agree to the following:

                 (1) The Principal Investigator, with the support and participation of CTRC Research, will have the primary responsibility for negotiating the protocol and





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                 payment terms of any agreement with a sponsoring organization
                 ("Sponsor"). Such an agreement will contain terms and conditions acceptable to both Health Science Center and CTRC Research, and will be processed by appropriate designated Health Science Center staff.

                 (2) The clinical trials agreement will be executed by and between Health Science Center and Sponsor. The responsibilities of CTRC Research will be clearly delineated in the clinical trials contract, and CTRC Research will be provided an opportunity to review and comment on the final draft agreement before execution by the Health Science Center.

                 (3) Health Science Center will subcontract with CTRC Research for all work to be done by CTRC Research. The subcontract will contain a budget for the work to be performed and any specific terms for reimbursement of budgeted costs and additional expenses incurred.

                 (4) The proceeds from each award will be distributed as follows:

                          (a) An amount not to exceed 20% of the total direct expenses incurred will be retained by Health Science Center, to be shared equally by the applicable academic Department and Division to compensate for costs of clinical supervision and management.

                          (b) In the specific instance in which all of the work is to be performed using CTRC Research staff and facilities, the remaining contract amount will be devoted to the reimbursement of direct and indirect costs incurred by CTRC Research as the subcontracting party.

                          (c) In all other instances, the disposition of the remaining contract amount will be negotiated between the managing and subcontracting parties on a case-by-case basis.

                 (5) CTRC Research will provide administrative tracking of all research progress, and will notify Health Science Center when a requirement occurs for billing a Sponsor in accordance with the provisions of the clinical trial contract.

                 (6) CTRC Research shall invoice Health Science Center for its portion of the costs incurred as provided for in the subcontract between Health Science Center and CTRC Research.

         D. All collaborative research and/or clinical study protocols involving Health Science Center employees will require an approved Certification of Proposals for Research and Other Sponsored Activities, obtained in accordance with instructions contained in the





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         Health Science Center Handbook of Operating Procedures.  In addition, protocols proposing the use of human subjects will require approval by Health Science Center's Institutional Review Board, and those proposing to use animal subjects will require approval by Health Science Center's Institutional Animal Care and Use Committee.

V.       Intellectual Property.

         A. Under the Rules and Regulations of the University of Texas System Board of Regents, all intellectual property created by Health Science Center employees and/or with the support of Health Science Center funds or facilities, whether or not collaboratively pursued, is the property of The University of Texas System. It is agreed, however, that when such intellectual property arises from collaborative effort under this Program Agreement, the revenues occurring from its license, sale or other such disposition will be shared on a fair and reasonable basis between the collaborating institutions as detailed in subsection C below.

         B. Responsibilities for protecting intellectual property through patent action are contingent upon the origin of the Invention or discovery.

                 (1) Health Science Center is responsible at its expense for seeking all patents for inventions or intellectual property for which a Health Science Center employee is sole inventor ("Health Science Center patents").

                 (2) CTRC Research is responsible at its expense for seeking or arranging for all patents relative to inventions for which CTRC Research employees are sole inventors ("CTRC Research patents").

                 (3) CTRC Research is responsible at its expense for seeking on behalf of Health Science Center, all patents relative to inventions in which Health Science Center employee(s) and CTRC Research employee(s) are joint or co-inventors ("Joint Inventor Patents").

                 (4) If Health Science Center decides not to pursue a patent in any country, CTRC Research will have the right to file such patents on behalf of Health Science Center and deduct patent filing and prosecution costs from future royalty payments. Health Science Center is not obliged to seek patent protection should CTRC Research opt not to seek patents for which it has responsibility.

         C. To the extent that it has the legal right to do so, Health Science Center grants to CTRC Research during the term of this Program Agreement an exclusive option to license, on a worldwide, royalty-bearing basis, intellectual property created by Health Science Center employees in the course of their drug development work undertaken pursuant to either a grant managed by or a subcontract awarded to Health Science





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         Center, as described in Sections IV A and B.  In addition, CTRC
         Research shall have an exclusive option to license with the right to sublicense Health Science Center intellectual property created by the Director of the Institute for Drug Development directly related to any other projects specified in the service agreement governing his/her duties at the Institute. Beginning with the receipt by CTRC Research of a disclosure by the Health Science Center of any creation of any intellectual property subject to protection pursuant to Title 35 of the United States Code, or at any earlier time mutually agreeable to the two institutions, CTRC Research shall have four (4) months to notify the Health Science Center of its desire to enter into a licensing agreement. Should the Health Science Center and CTRC Research fail to enter into a license agreement within six (6) months, or such other time as the parties may agree, Health Science Center may dispose of such intellectual property in accordance with Health Science Center policy.

                 (1) If CTRC Research exercises its option and enters into a license for any intellectual property, it will reimburse Health Science Center for expenses associated with securing the patent. CTRC Research will also pay Health Science Center an amount equal to 50% of Net Royalties received by CTRC Research from sublicenses for Health Science Center patents. For Joint Inventor patents, compensation will be in an amount equal to 25% of Net Royalties. However, if either party can demonstrate to the other party that a different percentage represents a more reasonable contribution by the inventing parties, then the parties will enter into negotiation for royalties other than that provided for herein. "Net Royalties" is defined as the royalty payments due less out-of-pocket expenses paid for the filing and prosecution of patent applications.

                 (2) For products covered by any license, compensation will be paid as long as CTRC Research derives income from the patent.

                 (3) If CTRC Research does not exercise its option for any intellectual property, all rights to such intellectual property will remain with Health Science Center.

         D. The parties understand that in order to obtain funding for research including clinical trials, options and other rights relating to intellectual property may need to be granted to the sponsor of such research. Agreements with such sponsors shall clearly specify what rights, if any, are to be granted in consideration for funding the research and are to be processed in accordance with Section IV, Management of Grants and Study Agreements. Unless otherwise provided for in those agreements, income which results from the licensing of intellectual property from the sponsored research agreement shall be distributed in accordance with this article.

         E. The parties recognize that a Research Collaboration Agreement dated October 1, 1992, and an Option Agreement dated October 1, 1992, between CTRC Research and





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         Sterling Winthrop Inc. ("Sterling") provide that Sterling will fund certain projects and programs in return in part for certain rights to intellectual property developed as a direct result of such funding. The parties recognize that some of the intellectual property referred to in the agreements between Sterling and CTRC Research may be developed in whole or in part by Health Science Center employees. Health Science Center hereby provides to CTRC Research an exclusive option to intellectual property developed by its employees to the extent such intellectual property is developed pursuant to the funding obtained from Sterling and thereby subject to the agreements between Sterling and CTRC Research. Should CTRC Research and Sterling exercise their respective options relating to Health Science Center intellectual property, such intellectual property shall be treated in accordance with the Sterling agreements and this agreement. Any income received by CTRC Research as a result of Health Science Center intellectual property shall be distributed in accordance with Section V C (1) of this agreement. Any modifications to the Sterling agreements which affect the rights of Health Science Center or its employees shall require prior approval of Health Science Center.

VI.      Reports.

         A. For each of the three-month periods beginning September 1, December 1, March 1, and June 1 of each year, CTRC Research will provide to Health Science Center detailed progress reports describing the scientific objectives, status, and prospects of each collaborative research and development effort undertaken pursuant to this Program Agreement.

         B. For each patent of any type licensed or sublicensed to CTRC Research, the License Agreement shall require that CTRC Research provide to Health Science Center a report for each of the three-month periods cited above, describing relevant costs, revenues, and other financial aspects, to include a statement of Net Royalties or Net Sales as defined in Section V C(1), and a forecast of further commercial prospects. An annual consolidated report will be rendered as of August 31 each year. All reports are subject to audit.

VII.     Payment.

         A. For services rendered pursuant to Section III A above, Health Science Center shall furnish monthly invoices to CTRC Research for each contract, showing current amounts due and itemizing the nature of effort and time spent by its employees in rendering those services.

         B. For compensation due pursuant to the provisions of Section V C above, CTRC Research will make monthly payments based on the Statement of Net Royalties or Net Sales, as appropriate, required by Section VI B above. Any necessary adjustment in accumulated payments will be accomplished as required.





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         C.      Payment shall be by check drawn against current funds of CTRC
         Research, made payable to The University of Texas Health Science Center at San Antonio and forwarded to the attention of:

                                Robert B. Price
                  Executive Vice President for Administration
                              and Business Affairs
          The University of Texas Health Science Center at San Antonio
                             7703 Floyd Curl Drive
                         San Antonio, Texas  78284-7862

VIII.    Advisory Board.

         A. An Advisory Board, consisting of three members each from CTRC Research and Health Science Center and appointed by the President of Health Science Center and Chairman of CTRC Research or their designees, shall review and advise CTRC Research, Health Science Center, and the Director of the Institute for Drug Development on all efforts undertaken in the Institute for Drug Development pursuant to this Program Agreement. The Advisory Board will provide special attention to collaborative research policies and practices, contributions to and equitable compensation arising from proposed or ongoing collaborative ventures, maintenance of institutional integrity and recognition, and circumstances which could result in individual or institutional conflict of interest or the appearance thereof. The Advisory Board Chair will be alternated annually between the agreeing parties, with the incumbent to be selected by the Board members.

         B. The President of Health Science Center or his/her designee shall appoint one Health Science Center member of the Advisory Board to also serve as an ex officia member of any Program Council or similar body constituted by CTRC Research and its sublicensees to govern the operating progress of research undertakings.

IX.      Publication or Presentation.

         Publication or oral presentation of results arising from research conducted by Health Science Center faculty members shall be governed by the Rules and Regulations of the Board of Regents of the University of Texas System. Individuals proposing to engage in such publication or presentation will advise CTRC Research leadership of that fact in ample time to permit any necessary discussion and negotiations concerning content and timing.

X.       Administration.

         A. The President of Health Science Center or his/her designee, and the President of the Board of Governors of the Foundation or his/her designee, will serve as the principal points of contact for all matters arising from this agreement.





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         B.      Health Science Center faculty, as defined in Section III A(a)
         above, remain full-time employees even though a portion or all of their services may be contracted to CTRC Research. Health Science Center lenders will have ultimate supervisory responsibilities for all full time Health Science Center faculty and resources participating in these joint activities, whereas Foundation lenders will have similar supervisory responsibilities for all CTRC Research employees.

XI.      Term.

         The primary term of this Program Agreement will be for five years beginning with the effective date of September 20, 1994 with automatic extensions of three years unless either party gives at least 180 days notice before the end of the primary term or extensions thereof. Either party may terminate this Agreement at any time with 180 days written notice to the other. Any service agreements, contracts or other agreements entered into under the provisions of this Program Agreement may continue in force until their specified termination dates.

XII.     Review of Agreement.

         The Advisory Board shall, not less than once annually, review the contents of this Agreement and all associated individual study agreements and service agreements. Upon completion of their review, the Advisory Board shall report to the Presidents of the two institutions any proposed revisions to any of the agreements.

XIII.    Amendment

         All amendments to this Agreement must be in writing and signed by the same officials authorizing the basic agreement. Amendments are effective on the date of signature unless otherwise specified.





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         EXECUTED by the parties on the day and year first written above.


                                   SIGNATURES


THE UNIVERSITY OF TEXAS HEALTH              CTRC RESEARCH FOUNDATION:
SCIENCE CENTER AT SAN ANTONIO:



/s/                                         /s/ GEORGE ENSLEY
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/s/ JAMES YOUNG                             /s/ CHARLES COLTMAN
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